                                                                   EXHIBIT C (1)

                         AGREEMENT AND PLAN OF MERGER


                                     AMONG

                              Balance Bar Company
                           (a Delaware Corporation)



                              Kraft Foods, Inc.,
                           (a Delaware corporation)


                                    and its
                                 wholly owned
                                  subsidiary

                             BB Acquisition, Inc.,
                           (a Delaware corporation)


                               January 21, 2000

                               TABLE OF CONTENTS

                                                                           PAGE
1.   DEFINED TERMS.......................................................     1
2.   THE OFFER...........................................................     2
     2.1    The Offer....................................................     2
            2.1.1  Commencement..........................................     2
            2.1.2  Waiver of Conditions..................................     2
            2.1.3  SEC Filings...........................................     3
     2.2  Company Actions................................................     4
            2.2.1  Approval of Transactions..............................     4
            2.2.2  Company SEC Filings...................................     4
            2.2.3  Company Information...................................     4
            2.2.4  Directors.............................................     5
3.   THE MERGER..........................................................     6
     3.1    The Merger...................................................     6
     3.2    Stockholder Meeting..........................................     6
            3.2.1  Special Meeting.......................................     6
            3.2.2  Recommendation........................................     6
            3.2.3  Proxy Statement.......................................     6
            3.2.4  Short Form Merger.....................................     7
     3.3    Consummation of the Merger...................................     7
            3.3.1  Effects of the Merger.................................     7
            3.3.2  Certificate of Incorporation and Bylaws...............     7
            3.3.3  Directors and Officers................................     7
            3.3.4  Conversion of Shares..................................     8
            3.3.5  Equity Derivatives....................................     8
            3.3.6  Conversion of Merger Sub Common Stock.................     8
     3.4    Dissenting Shares............................................     8
     3.5    Payment for Shares...........................................     9
            3.5.1  Paying Agent..........................................     9
            3.5.2  Surrender of Certificates.............................     9
            3.5.3  Payment of Merger Consideration.......................     9
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                                      -i-
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                              TABLE OF CONTENTS
                                  (continued)

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                                                                           Page
            3.5.4  No Transfers..........................................     9
            3.5.5  Unclaimed Merger Consideration........................    10
            3.5.6  Tax on Merger Consideration...........................    10
4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................    10
     4.1    Organization and Corporate Power.............................    11
     4.2    Capital Stock and Related Matters............................    11
     4.3    Subsidiaries; Partnerships...................................    12
     4.4    Authorization; No Breach.....................................    12
            4.4.1  Authority.............................................    12
            4.4.2  Board Approval........................................    12
            4.4.3  Financial Advisor Opinion.............................    12
            4.4.4  Noncontravention......................................    13
     4.5    Financial Statements; SEC Filings............................    13
            4.5.1  SEC Filings...........................................    13
            4.5.2  Financial Statements..................................    14
            4.5.3  Absence of Undisclosed Liabilities....................    14
            4.5.4  No Material Adverse Change............................    14
     4.6    Title........................................................    15
     4.7    Tax Matters..................................................    15
     4.8    Contracts and Commitments....................................    15
            4.8.1  Company Material Contracts............................    16
            4.8.2  No Default............................................    17
     4.9    Trademarks, Patents..........................................    17
     4.10   Litigation, Etc..............................................    17
     4.11   Insurance Coverage...........................................    18
     4.12   Labor Relations..............................................    18
     4.13   Compliance with Laws.........................................    18
            4.13.1  General..............................................    18
            4.13.2  Environmental and Safety Matters.....................    18
            4.13.3  Governmental Authorizations and Regulations..........    18

                                     -ii-
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                              TABLE OF CONTENTS
                                  (continued)

                                                                           Page
     4.14   Affiliated Transactions......................................    19
     4.15   Brokers......................................................    19
     4.16   ERISA; Employee Benefits.....................................    19
     4.17   Required Vote of Company Stockholders........................    21
     4.18   State Takeover Laws..........................................    21
5.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................    21
     5.1    Organization.................................................    21
     5.2    Authority....................................................    21
     5.3    Effect of Agreement..........................................    21
     5.4    Financing....................................................    22
6.   COVENANTS...........................................................    22
     6.1    Conduct of Business of the Company...........................    22
            6.1.1  Ordinary Course; Preserve Relationships...............    22
            6.1.2  Insurance.............................................    23
            6.1.3  Taxes and Liens.......................................    23
            6.1.4  Contracts and Laws....................................    23
            6.1.5  Acquisition; Consolidation; Reorganization; Sale of
                   Assets................................................    23
            6.1.6  Limitations on Indebtedness; Investments; Contracts;
                   etc...................................................    23
            6.1.7  Amendment to the Company's Certificate of
                   Incorporation and Bylaws..............................    24
            6.1.8  Equity Issuances......................................    24
            6.1.9  Dividends.............................................    24
            6.1.10 Accounting Policies...................................    24
            6.1.11 Litigation............................................    24
            6.1.12 Other Actions.........................................    25
     6.2    Access and Information.......................................    25
            6.2.2  Confidential Information..............................    25
     6.3    Certain Filings, Consents and Arrangements...................    25
            6.3.1  Consents..............................................    25
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                                     -iii-
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                              TABLE OF CONTENTS
                                  (continued)

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
            6.3.2  Filings...............................................    25
     6.4    Hart-Scott-Rodino............................................    26
     6.5    Press Releases...............................................    26
     6.6    Non-Solicitation.............................................    26
            6.6.1  Notice of Acquisition Proposal........................    27
            6.6.2  Board Approval........................................    27
            6.6.3  Board Recommendation..................................    28
            6.6.4  Other Confidential Agreements.........................    28
     6.7    Notice of Claims.............................................    28
     6.8    Additional Agreements........................................    29
7.   PURCHASER COVENANTS.................................................    29
            7.1.1  Indemnification.......................................    29
            7.1.2  Insurance.............................................    30
            7.1.3  Survival..............................................    30
            7.2.1  Purchaser Will Honor..................................    30
            7.2.2  Audit of 1999 Plan....................................    31
            7.2.3  Years of Credit.......................................    31
            7.2.4  Cooperation...........................................    31
8.   CONDITIONS..........................................................    31
     8.1    Conditions to the Obligations of Purchaser, Merger Sub and
            the Company..................................................    31
            8.1.1  Stockholder Approval..................................    31
            8.1.2  No Injunction.........................................    31
     8.2    Conditions to the Obligations of Purchaser and Merger Sub....    32
            8.2.1  Performance by the Company............................    32
            8.2.2  Representations and Warranties........................    32
            8.2.3  Material Adverse Change...............................    32
            8.2.4  No Injunction, Etc....................................    32
            8.2.5  No Material Adverse Effect............................    32
            8.2.6  Consents..............................................    32
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                                     -iv-
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                              TABLE OF CONTENTS
                                  (continued)

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
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            8.2.7  Equity Derivatives....................................    33
            8.2.8  Company Certificate...................................    33
     8.3    Condition to the Company's Obligation........................    33
            8.3.1  Performance by Purchaser's Merger Sub.................    33
            8.3.2  Representations and Warranties........................    33
            8.3.3  Purchaser and Merger Sub Certificates.................    33
9.   TERMINATION; PAYMENTS...............................................    33
     9.1    Mutual Consent...............................................    34
     9.2    By Purchaser or Company......................................    34
            9.2.1  Material Breach.......................................    34
            9.2.2  Expiration............................................    34
            9.2.3  Governmental Prohibition..............................    34
            9.2.4  Company Directors Withdrawal of Approval..............    34
     9.3    By Purchaser.................................................    35
            9.3.1  Other Ownership.......................................    35
            9.3.2  Failure to Meet Offer Conditions......................    35
            9.3.3  Minimum Condition.....................................    35
            9.3.4  Failure of Stockholder Vote...........................    35
            9.3.5  Breach of Section 6.6.................................    35
     9.4    By the Company...............................................    35
     9.5    Termination Fees and Expense Payment.........................    36
            9.5.1  Immediate Payment.....................................    36
            9.5.2  Deferred Payment......................................    36
     9.6    Effect of Termination........................................    37
10.  MISCELLANEOUS.......................................................    37
     10.1   Expenses Generally...........................................    37
     10.2   Survival.....................................................    37
     10.3   Additional Documents and Acts................................    37
     10.4   Waiver and Amendment.........................................    37
     10.5   Complete Agreement...........................................    37

                                      -v-
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                              TABLE OF CONTENTS
                                  (continued)

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
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     10.6   Governing Law................................................    38
     10.7   Waiver of Right to Jury Trial................................    38
     10.8   Notices, etc.................................................    38
     10.9   Counterparts.................................................    39
     10.10  Certain Rules of Construction and Interpretation.............    39
            10.10.1  Headings............................................    39
            10.10.2  No Presumption......................................    39
            10.10.3  Interpretation......................................    39
     10.11  Attorneys' Fees and Costs....................................    40
     10.12  Parties in Interest; Assignment..............................    40
     10.13  Specific Performance.........................................    40
     10.14  Severability.................................................    40

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

AGREEMENT AND PLAN OF MERGER, dated as of January 21, 2000 among Kraft Foods, Inc., a Delaware corporation ("Purchaser"), BB Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), and Balance Bar Company, a Delaware corporation (the "Company").

                                  BACKGROUND
                                  ----------

A. The Company and Purchaser have each determined that it is in their respective best interests for Purchaser to acquire the Company as set forth in this Agreement.

B. Purchaser, through Merger Sub, proposes to make a tender offer (as it may be amended or extended from time to time as permitted under this Agreement, the "Offer") to purchase all of the outstanding shares of common stock of the Company (the "Shares") for $19.40 in cash, net to the stockholder (the "Per Share Amount"), upon the terms and subject to the conditions set forth in this Agreement. The Offer will be followed by merger of the Company and Merger Sub under the Laws of the State of Delaware, as contemplated by this Agreement (the "Merger"), with the Company surviving the Merger, all upon the terms and subject to the conditions of this Agreement and in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL").

C. The Company's Board has determined that the Transactions (including the Per Share Amount) are fair to the holders of the Shares and has adopted resolutions approving the Offer and recommending that the Company's stockholders accept the Offer and tender their respective Shares pursuant to the Offer.

D. Contemporaneous with the execution of this Agreement each of Thomas R. Davidson, Richard G. Lamb and James A. Wolfe have executed and delivered to Purchaser and Merger Sub a Support Agreement in the form attached as Exhibit C (the "Support Agreements").

E. Purchaser has, through appropriate corporate action, approved the Transactions. The Offer, the Merger and the other transactions contemplated by this Agreement are referred to collectively in this Agreement as the "Transactions."

                               1. Defined Terms
                                  -------------

     The definitions in Exhibit A apply to and are a part of this Agreement.

                                 2. The Offer
                                    ---------

2.1  The Offer.
     ---------

     2.1.1  Commencement. Provided that none of the events set forth in Exhibit
            ------------
     B has occurred and is continuing, and subject to the conditions set forth on Exhibit B:

     (a)  Commence Offer. As promptly as practicable (but not later than five
          --------------
          business days after the date of this Agreement), Merger Sub will, and Purchaser will cause Merger Sub to, commence, (within the meaning of Rule 14d-2 under the Exchange Act) an Offer to purchase for cash all of the Shares at a net price per share not less than the Per Share Amount, and Purchaser will, subject to the terms and conditions of this Agreement and the Offer, use all reasonable efforts to consummate the Offer.

     (b)  Waiver of Conditions. Notwithstanding clause (a), Purchaser cannot,
          --------------------
          without the Company's consent, extend the Offer beyond April 30, 2000, except that Purchaser can extend the Offer for up to ten business days if, as of such date, there have not been tendered at least ninety percent of the outstanding Shares, and can also extend the Offer following acceptance of Shares for purchase to the extent permitted under Rule 14d-11, if available. In addition, if at any scheduled expiration date any of the conditions of the Offer has not been satisfied or waived by Purchaser, but are capable of being satisfied, Purchaser will from time to time extend the Offer until such conditions are satisfied or waived, provided that Purchaser will not be required to extend the Offer beyond April 30, 2000. Subject to the foregoing restrictions, Purchaser has the right, (but is not obligated), in its sole discretion, to extend the period during which the Offer is open by giving oral or written notices of extension to the depository in such offer and by making a public announcement of such extension.

     (c)  Payment. Subject to the conditions of the Offer, Merger Sub will, and
          -------
          Purchaser will cause Merger Sub to, accept for payment and pay for the Shares that are tendered pursuant to the Offer as soon as permitted after the Offer commences.

     2.1.2  Waiver of Conditions.
            --------------------

     (a)  Consent Required. Neither Purchaser nor Merger Sub will, without the
          ----------------
          prior consent of the Company, decrease the Per Share Amount or the number of Shares sought pursuant to the Offer, or otherwise amend or add any term or condition of or to the Offer, except as otherwise expressly permitted in or contemplated by this Agreement. The Company will not unreasonably withhold consent to a change in the expiration date of the Offer. Purchaser can waive any other condition to the Offer in its discretion.

     2.1.3  SEC Filings. Purchaser and Merger Sub will file timely with the SEC
            -----------
     a Tender Offer Statement on Schedule 14D-1 or successor form pursuant to the Exchange Act with respect to the Offer (together with any amendments, supplements and exhibit the "Schedule 14D-1"). It will contain an offer to purchase and a related letter of transmittal. Such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements, amendments and exhibits thereto, are the "Offer Documents". Purchaser will assure that the Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and that they will not contain, on the date filed with the SEC and when first published, sent or given to the Company's stockholders, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Purchaser will, however, have no such obligation with respect to information supplied by or on behalf of the Company expressly for inclusion in the Offer Documents. The Company will assure that none of the information supplied by the Company for inclusion in the Offer Documents will contain, on the date filed with the SEC and when first published, sent or given to the Company's stockholders, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Purchaser each agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information becomes false or misleading in any material respect. Purchaser further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Laws. The Company and its counsel will be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto before their filing with the SEC or dissemination to stockholders of the Company. Purchaser will inform the Company and its counsel of any comments Purchaser, Merger Sub or their counsel receives from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and will give the Company and its counsel an opportunity to participate in the response of Purchaser and/or Merger Sub to such comments.

2.2  Company Actions.
     ---------------

     2.2.1  Approval of Transactions. The Company approves of and consents to
            ------------------------
     the Offer and has made representations with respect thereto in Section 4.4.

     2.2.2  Company SEC Filings. The Company will timely file with the SEC a
            -------------------
     statement on Schedule 14D-9 pursuant to the Exchange Act (together with any amendments, supplements and exhibits the "Schedule 14D-9") with respect to the Offer containing the recommendation described in Section 2.2.1 and will mail the Schedule 14D-9 to the stockholders of the Company. The Company will assure that the Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and that it will not contain on the date filed with the SEC and when first published, sent or given to the Company's stockholders, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will, however, have no such obligation with respect to information supplied by or on behalf of Purchaser or Merger Sub expressly for inclusion in the
     Schedule 14D-9. The Company and Purchaser each agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information becomes false or misleading in any material respect. The Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Laws. Purchaser and its counsel will be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto before their filing with the SEC or dissemination to stockholders of the Company. The Company will inform Purchaser and its counsel of any comments the Company or its counsel receives from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and will give Purchaser and its counsel an opportunity to participate in the response of the Company to such comments.

     2.2.3  Company Information. In connection with the Offer, the Company
            -------------------
     will, or will cause its transfer agent to, furnish, not more than three days after the date of this Agreement, to Purchaser: (a) a list, as of the most recent practicable date, of the record holders of Shares and their addresses; (b) mailing labels containing the names and addresses of all record holders of Shares; and (c) lists of security positions of Shares held in stock depositories. The Company will furnish Purchaser with such additional or updated information and such other assistance as Purchaser or its agents reasonably request in communicating the Offer to the record and beneficial holders of Shares.

     2.2.4  Directors.
            ---------

     (a)  Purchaser Designation of Directors. Subject to compliance with
          ----------------------------------
          applicable law, promptly upon the payment by the Purchaser or Merger Sub for Shares pursuant to the Offer, and from time to time thereafter,

          Purchaser will be entitled to designate at least such number of directors, rounded up to the next whole number, on the Company's Board as is equal to the product of the total number of directors on the Company's Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or its affiliates bears to the total number of Shares then outstanding, and the Company will, upon request of Purchaser promptly take all actions necessary to cause Purchaser's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that before the Effective Time, the
                     --------  -------
          Board will always have at least two members who are neither officers, directors, stockholders or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). In the event of any vacancy in one of the directorships to be held by persons who are not Purchaser Insiders (whether due to death, disability, resignation or other reasons), the remaining director who is not a Purchaser Insider will be entitled to fill such vacancy with a person who is not a Purchaser Insider.

     (b)  Section 14(f) and Rule 14f-1. The Company's obligations to appoint
          ---------------------------
          Purchaser's designees to the Board will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company will promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 2.2.4 and, to the extent reasonably practicable, will include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 2.2.4. Purchaser will supply any information with respect to itself and its officers, directors and affiliates required by such Section and Rule to the Company.

     (c)  Continuing Directors. Following the election or appointment of
          --------------------
          Purchaser's designees pursuant to this Section 2.2.4 and before the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Purchaser or Merger Sub or waiver of any of the Company's rights hereunder, or any other action taken by the Company's Board in connection with this Agreement, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders if such amendment, termination, extension, waiver or action would have an adverse effect on the minority stockholders of the Company.

                                3.   The Merger
                                     ----------

3.1  The Merger. Merger Sub will be merged with and into the Company as soon as
     ----------
     practicable following the satisfaction or waiver of each of the conditions set forth in Section 8. Following the Merger, the Company will continue as the Surviving Corporation, wholly-owned by Purchaser, and the separate corporate existence of Merger Sub will cease.

3.2  Stockholder Meeting. If required by applicable Law to consummate the
     -------------------
     Merger, the Company, acting through the Company's Board, will take the following steps:

     3.2.1  Special Meeting. It will duly call, give notice of, convene and
            ---------------
     hold the Special Meeting as soon as practicable following the expiration of the Offer to approve and adopt this Agreement. At the Special Meeting, all of the Shares then owned of record or beneficially by Purchaser, Merger Sub or any other subsidiary of Purchaser will be voted in favor of the adoption of this Agreement.

     3.2.2  Recommendation. It will include in the Proxy Statement the
            --------------
     recommendation of the Company's Board that its stockholders vote in favor of the adoption of this Agreement.

     3.2.3  Proxy Statement. It will use its commercially reasonable efforts
            ---------------
     to: (a) obtain and furnish the information required to be included by it in the Proxy Statement; (b) respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version of it after consultation with the Purchaser; (c) cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time following the expiration of the Offer; and (d) obtain any necessary adoption of this Agreement by the Company's stockholders. The Company will assure that the Proxy Statement complies as to form in all material respects with the requirements of the Exchange Act and that it does not contain on the date filed with the SEC and when first published, sent or given to the Company's stockholders, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will, however, have no such obligation with respect to information supplied by or on behalf of Purchaser or Merger Sub expressly for inclusion in the Proxy Statement. The Company and Purchaser each agrees to correct promptly any information provided by it for use in the Proxy Statement if and to the extent that such information becomes false or misleading in any material respect. The Company further agrees to take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Laws. Purchaser and its counsel will be given a reasonable opportunity to review and comment upon the Proxy Statement and all amendments and supplements thereto before their filing with the SEC or dissemination to stockholders of the Company. The Company will inform Purchaser and its counsel of any comments the Company or its counsel receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments, and will give Purchaser and its counsel an opportunity to participate in the response of the Company to such comments.

     3.2.4  Short Form Merger. Notwithstanding the foregoing, if Purchaser,
            -----------------
     Merger Sub and/or any other subsidiary of Purchaser acquires at least ninety percent (90%) of the outstanding Shares of the Company, the Company and Purchaser will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition.

3.3  Consummation of the Merger. As soon as practicable after consummation of
     --------------------------
     the Offer, and, if required by applicable Law, after the vote of the requisite number of Shares in favor of the adoption of this Agreement has been obtained, the Company (and/or Purchaser or Merger Sub, if appropriate) will execute and deliver to the Delaware Secretary of State a Merger Certificate.

     3.3.1  Effects of the Merger. The Merger will have the effects set forth
            ---------------------
     in the DGCL.   As of the Effective Time, the Company will become a wholly owned subsidiary of Purchaser.

     3.3.2  Certificate of Incorporation and Bylaws. As of the Effective Time,
            ---------------------------------------
     the Certificate of Incorporation and Bylaws of Merger Sub will become the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     3.3.3  Directors and Officers. The Board of Directors of Merger Sub at the
            ----------------------
     Effective Time will become the Board of Directors of the Surviving Corporation, and the officers of Merger Sub at the Effective Time will continue as the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

     3.3.4  Conversion of Shares. Each Share outstanding immediately before the
            --------------------
     Effective Time (other than Shares owned beneficially or of record by Purchaser or any subsidiary of Purchaser or held in the treasury of the Company, all of which will be cancelled, and Shares owned by any Dissenting Stockholder) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Amount.

     3.3.5  Equity Derivatives.  Equity Derivatives that have not been
            ------------------
     cancelled as of the Effective Time, whether or not then exercisable or vested, will be cancelled, redeemed or repurchased by the Company, and each holder of any such Equity Derivative will be entitled to receive, and will receive, in settlement thereof a cash payment from the Company in an amount, if any (subject to any applicable withholding Tax), equal to (a) the Per Share Amount minus (b) the exercise or purchase price per Share specified in the Equity Derivative multiplied by the number of shares of Company common stock covered by such Equity Derivative.

     3.3.6  Conversion of Merger Sub Common Stock. All of the shares of common
            -------------------------------------
     stock of Merger Sub issued and outstanding immediately before the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one newly issued share of common stock of the Surviving Corporation.

3.4  Dissenting Shares. Notwithstanding anything in this Agreement to the
     -----------------
     contrary, Shares that are issued and outstanding immediately before the Effective Time and that are held by stockholders who have (a) not voted such Shares in favor of the Merger (or consented thereto in writing), (b) delivered a written objection to the Merger and a demand for appraisal of such Shares in accordance with Section 262 of the DGCL (insofar as such Section is applicable to the Merger and provides for appraisal rights with respect to it) and (c) not failed to perfect or have not effectively withdrawn or lost their rights to appraisal and payment under the DGCL (the "Dissenting Shares"), will not be converted into the right to receive the Per Share Amount as provided in Section 3.3.4. Instead, ownership of such Shares will entitle the holder thereof to receive the consideration determined pursuant to Section 262 of the DGCL; provided, however, that if such holder fails to perfect or effectively withdraws such holder's right to appraisal and payment under the DGCL, each of such Shares will thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Per Share Amount, without any interest thereon, upon surrender of the Certificate or Certificates in the manner provided in Section 3.5.2. The Company will give Purchaser (d) prompt notice (and in any event within 24 hours) of any demands (or withdrawals of demands) for appraisal received by the Company pursuant to the applicable provisions of the DGCL and any other instruments served pursuant to the DGCL and received by the Company and (e) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior consent of Purchaser (which consent will not be unreasonably withheld), make any payment with respect to any such demands for appraisal or offer to settle, or settle, any such demands.

3.5  Payment for Shares.
     ------------------

     3.5.1  Paying Agent. Before the Effective Time, Purchaser will designate a
            ------------
     United States bank or trust company to act as Paying Agent in the Merger (the "Paying Agent"). At or before the Effective Time, Purchaser will deposit, or cause Merger Sub to deposit, in trust with the Paying Agent immediately available funds (the "Funds") in an amount necessary to make the payments for Shares and Equity Derivatives required by this Agreement on a timely basis.

     3.5.2  Surrender of Certificates. Promptly after the Effective Time,
            -------------------------
     Purchaser and the Surviving Corporation will cause the Paying Agent to mail and/or make available to each record holder, as of the Effective Time, (other than Purchaser or Merger Sub) of a certificate or certificates that immediately before the Effective Time represented Shares (the "Certificates"), a notice and letter of transmittal and instructions in standard form for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

     3.5.3  Payment of Merger Consideration. Upon surrender to the Paying Agent
            -------------------------------
     of a Certificate, together with such letter of transmittal duly executed and completed, the holder of such Certificate will receive the Merger Consideration attributable to the number of Shares represented by such Certificate, and such Certificate will be cancelled. Until surrendered in accordance with the provisions of this Section 3.5, each Certificate (other than Certificates representing Shares owned by Dissenting Stockholders) will represent for all purposes only the right to receive the Merger Consideration.

     3.5.4  No Transfers. After the Effective Time, there will be no transfers
            ------------
     of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be cancelled and exchanged for the Merger Consideration as provided in Section 3.5.5.

     3.5.5  Unclaimed Merger Consideration.
            ------------------------------

     (a)  Transfer to Surviving Corporation. Any portion of the Merger
          ---------------------------------
          Consideration that remains unclaimed by the stockholders of the Company 180 days after the Effective Time will be transferred to the Surviving Corporation. Any stockholder of the Company who has not theretofore complied with Section 3.5.2 will thereafter look only to the Surviving Corporation for payment of such stockholder's claim for the Merger Consideration. The Paying Agent will be authorized, at the request of Purchaser, to invest any Funds held by it in investment grade money market instruments having maturities not to exceed thirty days as designated by Purchaser, with any interest earned thereon being paid to

          Purchaser at the earlier of (i) payment in full of the Merger Consideration to all stockholders and (ii) 180 days after the Effective Time.

     (b)  No Escheat of Remaining Funds. None of Purchaser, Merger Sub, the
          -----------------------------
          Company or the Paying Agent will be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates have not been surrendered before seven years after the Effective Time (or immediately before such earlier date on which any payment pursuant to this Section 3.5.5 would otherwise escheat to or become the property of any Government Entity), the Merger Consideration in respect of such Certificate will, unless otherwise provided by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     3.5.6  Tax on Merger Consideration. The right of any stockholder to
            ---------------------------
     receive the Merger Consideration will be subject to and reduced by the amount of any required Tax withholding obligation.

               4.   Representations And Warranties Of The Company
                    ---------------------------------------------

     The Company represents and warrants that, except as expressly disclosed in the applicable corresponding section of the disclosure schedule delivered to Purchaser concurrently herewith (the "Disclosure Schedule") or except where such disclosure is either cross-referenced to an applicable corresponding section of the Disclosure Schedule or the substance and applicability of such disclosure to another section of the Disclosure Schedule or the Agreement is reasonably evident from such disclosure and its context, the following statements are true and correct; provided that no disclosure on the Disclosure Schedule will be deemed to modify the representation contained in the first sentence of Section
4.2. Unless the context otherwise requires, the term "Company" in this Section 4 refers to the Company together with its wholly owned subsidiary, JC Holdings, Inc., a Delaware corporation.

4.1  Organization and Corporate Power. The Company: (a) is a corporation duly
     --------------------------------
     organized, validly existing and in good standing under the Laws of the State of Delaware; (b) is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on the Company; and (c) has the requisite corporate power and authority and the legal right to (i) own, pledge, mortgage or otherwise encumber and operate its properties, (ii) lease the property it operates under lease, (iii) conduct its business as now conducted and as presently proposed to be conducted, and (iv) enter into this Agreement, perform its obligations hereunder and carry out the Transactions. The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Company's Bylaws (the "Bylaws") on file with the SEC as of the date of this Agreement are true and correct and no further amendments have been made to them. The minute books of the Company accurately reflect in all material respects all material corporate actions held or taken since December 31, 1998 of its stockholders and its Board (including committees of the Board).

4.2  Capital Stock and Related Matters.  The authorized capital stock of the
     ---------------------------------
     Company consists of (a) 24,000,000 shares of common stock, of which 12,646,296 shares are issued and outstanding, and 1,186,942 shares are reserved for issuance upon exercise of the Company's outstanding Equity Derivatives; and (b) 12,000,000 shares of Series A Convertible Preferred Stock, of which no shares are issued and outstanding. All of the Shares are duly authorized and validly issued, fully paid and nonassessable. The Disclosure Schedule sets forth a list of all Equity Derivatives as of the date of this Agreement. The Company does not have outstanding any other Equity Derivative or any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock. There are no statutory or contractual stockholders' preemptive rights with respect to any securities of the Company. As of the date of this Agreement, no shares of the Company's Common Stock or Preferred Stock are reserved for issuance, except for 1,186,942 shares of Common Stock reserved for issuance in connection with the Equity Derivatives set forth on the Disclosure Schedule. Since December 31, 1998, the Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than in connection with the Equity Derivatives granted before such date. In no event will the aggregate number of shares of the Company's Common Stock outstanding at the Effective Time exceed 12,646,296 shares other then through the exercise of stock options listed on the Disclosure Schedule. The authorized capital stock of JC Holdings, Inc. consists of 1,000 shares of common stock, of which ten shares are issued and outstanding, and no shares are reserved for issuance upon exercise of outstanding Equity Derivatives. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of JC Holdings, Inc., free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid and nonassessable. JC Holdings, Inc. does not have outstanding any Equity Derivative or any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock. There are no statutory or contractual stockholders' preemptive rights with respect to any securities of JC Holdings, Inc.

4.3  Subsidiaries; Partnerships.  The Company has no Subsidiaries, is not a
     --------------------------
     partner in any partnership, and holds no stock in any other Person.

4.4  Authorization; No Breach.
     ------------------------

     4.4.1  Authority.  The Company has duly authorized by all necessary
            ---------
     corporate action (a) the execution, delivery and performance of this Agreement and (b) the Transactions, and no other corporate proceeding on its part is necessary to authorize the execution, delivery or performance of this Agreement by Company. This Agreement constitutes a valid and binding obligation of the Company.

     4.4.2  Board Approval.  This Agreement, the Offer and the Merger have been
            --------------
     unanimously approved by the Company's Board. The Company's Board and any appropriate Committee has adopted resolutions: (a) determining that the Offer and Merger are fair to the holders of the Shares and in the best interests of the Company and such holders; (b) approving this Agreement, the Support Agreements and the Offer and Merger; (c) determining that this Agreement is advisable, in accordance with the DGCL; (d) directing that the Agreement be submitted to holders of Shares for their adoption and approval, to the extent required under applicable Law; (e) recommending acceptance of the Offer, the approval and adoption of this Agreement and approval of the Merger by the holders of the Shares; and (f) taking such action with respect to the Company's Equity Derivatives as is necessary to achieve the results contemplated by Section 3.3.5. The Company consents to the inclusion in the Offer Documents of the recommendation of the Company's Board. Other than as contemplated herein, no other corporate proceeding on the part of the Company, its Board or the holders of Shares is necessary to approve and adopt this Agreement and to consummate the Transactions contemplated hereby.

     4.4.3  Financial Advisor Opinion.  Salomon Smith Barney Inc. ("SSB"), the
            -------------------------
     Company's financial advisor, has rendered an opinion to the Company's Board (subject to the qualifications and assumptions set forth therein) to the effect that, as of the date of this Agreement, the Per Share Amount to be received in the Offer and the Merger, taken together, by the holders of the Shares is fair, from a financial point of view.

     4.4.4  Noncontravention.  The execution and delivery by the Company of this
            ----------------
     Agreement, and the fulfillment of and compliance with the respective terms hereof by the Company, and the consummation of the Transactions, do not and will not: (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party; or (c) violate any Law applicable to the Company, except, in the case of clauses
     (b) or (c), for violations, breaches or defaults that either individually or in the aggregate would not have a Material Adverse Effect on the Company. The consummation by the Company of the Transactions will not require the consent or approval of or filing with any Government Entity or other Third Party, except for: (i) applicable requirements, if any, of the Exchange Act, the Securities Act and the securities Laws of the various jurisdictions in which holders of Shares reside; (ii) the filing of the Merger Certificate and related requirements pursuant to the DGCL; (iii) any filings and approvals required under the HSR Act; and (iv) applicable requirements, if any, of the Code and state, local and foreign Tax Laws. In addition, the foregoing sentence is qualified to the extent that the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not: (w) prevent or delay consummation of the Transactions in any material respect; (x) otherwise prevent the Company from performing its obligations under this Agreement in any material respect; (y) reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company; or (z) materially hinder or make materially more burdensome the consummation of the Transactions.

4.5  Financial Statements; SEC Filings.
     ---------------------------------

     4.5.1  SEC Filings.  From the date the Company first became registered
            -----------
     under the Exchange Act, the Company has filed with the SEC all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy materials, registration statements and other filings required to be filed by it pursuant to the federal securities laws, (collectively, the "SEC Filings"). The SEC Filings did not (as of their respective filing dates, mailing dates or effective dates, as the case may
     be) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they
     were made, not misleading.   The Company Material Contracts filed as
     exhibits to the SEC Filings are complete and correct, except where portions have been redacted pursuant to a request for confidentiality.

     4.5.2  Financial Statements.  The audited and unaudited consolidated
            --------------------
     financial statements of the Company included in the SEC Filings and the unaudited consolidated financial statements of the Company for the calendar year period ending December 31, 1999 and as of December 31, 1999 included in the Disclosure Schedule were each prepared in accordance with GAAP applied on a consistent basis (except as stated in such financial statements) and fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of its operations and cash flow for the respective periods covered by such financial statements. The foregoing sentence is subject, in the case of the unaudited financial statements, to normal year-end audit adjustments that, in the case of the 1999 unaudited financial statements will not result in a material change in the Company's financial condition or results of operations.

     4.5.3  Absence of Undisclosed Liabilities.  The Company has no liabilities
            ----------------------------------
     (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) other than: (a) liabilities adequately reserved or provided for in the Balance Sheet; (b) liabilities entered into in the ordinary course of business that are not required to be accounted for in the Balance Sheet under GAAP; and (c) liabilities that have arisen, and obligations under agreements entered into, after the date of the Balance Sheet in the ordinary course of business.

     4.5.4  No Material Adverse Change.  Since the date of the Balance Sheet,
            --------------------------
     the Company has operated its business in the ordinary course and there has not been: (a) any change in the business, assets, operations, condition (financial or otherwise), results of operations, properties, earnings, customer and supplier relations (including co-packers), considered as a whole, or employee or sales representative relations of the Company, considered as a whole, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company;
     (b) any damage, destruction or loss, whether covered by insurance or not, that would reasonably be expected to have a Material Adverse Effect on the Company; (c) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to the capital stock of the Company; (d) any new employment agreement calling for aggregate annual compensation in excess of $100,000; (e) any increase in the compensation payable by the Company to its directors or executive officers outside the ordinary course of the Company's business, except as required by contracts or plans set forth on the Disclosure Schedule; (f) any new severance, termination of employment, bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such executive officers or key employees, except for (i) salary increases, effective January 1, 2000, for all employees other than executive officers;
     (ii) benefit plan modifications, effective January 1, 2000, for all employees, excluding bonus plans; and (iii) payments required by the Company's 1999 Bonus Plan in the approximate amount set forth on the Disclosure Schedule; (g) any incurrence of any material liability or obligation (indirect, direct or contingent), or any new material oral or written agreement or other transaction, that is not in the ordinary course of business or that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company; or (h) any preparation or filing of any Tax Return inconsistent in any material respect with past practice or, on any such Tax Return, the taking of any position, the making of any election, or the adoption of any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods.

4.6  Title. Except for: (a) properties and assets disposed of in the ordinary
     -----
     course of business since the date of the Balance Sheet; (b) Liens disclosed on the Balance Sheet; or (c) assets used or held under license or similar arrangements with third parties, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets shown on the Balance Sheet or acquired thereafter, and all assets necessary for the conduct of its businesses as presently conducted, free and clear of all Liens, except for equipment leases that aggregate less than $25,000.

4.7  Tax Matters.  The Company has filed all Tax Returns that it is required to
     -----------
     file with any Tax Authority, and all such Tax Returns are complete and correct in all material respects; the Company has paid all Taxes due and owing by it, and has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No Tax audits are pending or being conducted with respect to the Company, no information related to Tax matters has been requested by any Tax Authority, and no notice indicating an intent to open an audit or other review has been received by the Company from any Tax Authority. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

4.8  Contracts and Commitments.
     -------------------------

     4.8.1  Company Material Contracts The Disclosure Schedule sets forth a
            --------------------------
     complete and accurate list of (and, other than documents filed as exhibits to the SEC Filings, Purchaser has been provided complete and correct copies
     of) any of the following contracts to which the Company is a party or by which the Company is bound (each, a "Company Material Contract"):

     (a) all written management, compensation, employment or other contracts entered into with any executive officer, director or key employee of the Company;

     (b) all contracts under which the Company has any outstanding indebtedness, obligation or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or liability, in each case in an amount greater than $100,000 and in the aggregate more than $1,000,000;

     (c) all bonds or agreements of guarantee or indemnification under which the Company acts as surety, guarantor or indemnitor with respect to any obligation (fixed or contingent) in an individual amount or potential amount greater than $100,000 or in the aggregate more than $1,000,000;

     (d)  all noncompete or similar agreements;

     (e)  all partnership and joint venture agreements;

     (f) all agreements relating to material acquisitions or dispositions of any business or product line;

     (g) all insurance policies currently in effect and covering the Company, its operations or personnel;

     (h) all bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee of the Company;

     (i) all agreements pursuant to which the Company has agreed to pay any rebates;

     (j)  all private label agreements with any of the Company's customers;

     (k) all supply agreements with any of the Company's suppliers including co-packers, together with any modification thereof or subsequent agreement related thereto; and

     (l) all agreements, together with any modification thereof or subsequent agreement related thereto, pursuant to which the Company has licensed from, or to, a third party any product formulations, inventions, trade secrets, know-how, trademarks, trademark registrations, trade names, copyrights or other intellectual property that are material, individually or in the aggregate, to the Company.

          The term Company Material Contract does not include any purchase orders having a duration of one year or less for products, services or inventory issued or received in the ordinary course of business.

     4.8.2  No Default.  The Company is not in default under the terms of any
            ----------
     Company Material Contract in a manner that permits the other party to adversely alter or terminate any rights of the Company or to collect damages, that would either individually or in the aggregate, have a Material Adverse Effect on the Company. To the Knowledge of the Company,
     (a) no other party thereto is in default in any material respect under the terms of any Company Material Contract and (b) each Company Material Contract is valid, binding and enforceable in accordance with its terms. The Company has not assigned any of its rights or obligations under any Company Material Contract, nor received any notice of termination with respect to any Company Material Contract.

4.9  Trademarks, Patents.  The Company owns all material product formulations,
     -------------------
     inventions, trade secrets, know-how, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights and other intellectual property necessary for the conduct of its business, including any of the foregoing described in its Annual Report on Form 10-K for the year ended December 31, 1998, as supplemented in the Disclosure Schedule. The Company has not received any notice of, and has no Knowledge of, any infringement of or conflict with the Company's rights by third parties with respect to any product formulations, inventions, trade secrets, know-how, trademarks, service marks, trade names or copyrights or other intellectual property. The Company has not received any notice of, and has no Knowledge of, any infringement of or conflict with rights of third parties with respect to any product formulations, inventions, trade secrets, know-how, trademarks, service marks, trade names or copyrights or other intellectual property that, either individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would be material to the business of the Company.

4.10 Litigation, Etc.  There are no Actions pending or, to the Company's
     ----------------
     Knowledge, threatened against the Company with respect to the Company's business that if adversely determined, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any judgment, order or decree of any Government Entity that in any of such cases would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

4.11 Insurance Coverage.  The Company has in full force and effect the insurance
     ------------------
     policies listed in the Disclosure Schedule. Such policies will not terminate or otherwise materially be affected solely as a result of consummation of the Transactions.

4.12 Labor Relations.  There is no pending or, to the Company's Knowledge,
     ---------------
     threatened strike, slowdown, work stoppage, lockout or other collective labor action affecting the Company or efforts to unionize the Company's employees.

4.13 Compliance with Laws.
     --------------------

     4.13.1 General.  The Company has not violated any Laws, which violation
            -------
     has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, and the Company has no Knowledge of any such violation.

     4.13.2 Environmental and Safety Matters.  Neither the Company nor, to
            --------------------------------
     Company's Knowledge, any Third Party, has disposed of, released or caused any contamination by any Hazardous Materials on or about any properties at any time owned, leased or occupied by the Company that in any of such cases would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the Company's Knowledge, it has not disposed of any materials at any site that could be expected to require remediation or that is being investigated or remediated for contamination or possible contamination of the environment. To the Company's Knowledge, it has conducted its business in compliance with all applicable Environmental and Safety Requirements. Company has no Knowledge of any notice of any investigation, claim or proceeding against Company relating to any Environmental and Safety Requirements or to Hazardous Materials and, to the Company's Knowledge, the Company has not taken any action that would reasonably be expected to involve Company in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon Company.

     4.13.3 Governmental Authorizations and Regulations.  The Company holds all
            -------------------------------------------
     governmental licenses, permits and other authorizations necessary for its business, except where the failure to hold the same would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Such governmental licenses, permits and other authorizations are valid and sufficient in all material respects for all business presently carried on by the Company, and, to the Company's Knowledge, there is no threatened suspension, cancellation or invalidation of any such license, permit or other authorization, that, if suspended, cancelled or invalidated, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company.

4.14 Affiliated Transactions.  To the Company's Knowledge, and except as
     -----------------------
     disclosed in the SEC Filings, no Affiliate of the Company or any director, officer or key employee of the Company, or any individual related by blood or marriage to any such Person, or any entity in which, to the Company's Knowledge, any such Person, directly or indirectly, owns any material beneficial interest, is a party to any material contract, transaction or proposed transaction with the Company or has any material interest in any property necessary for the Company's operations.

4.15 Brokers.  The Company has not employed any broker or finder or incurred any
     -------
     liability for any brokerage fees, commissions, or finder's fees in connection with the Transactions, except that SSB has been employed as financial advisor to the Company.

4.16 ERISA; Employee Benefits.
     ------------------------

     (a)  Type of Employee Benefit Plans.  Except as set forth on the Disclosure
          ------------------------------
          Schedule, the Company neither maintains, contributes to nor has any liability or potential liability with respect to (i) any employee benefit plan (as defined in Section 3(3) of ERISA), or (ii) any other plan, program, policy, practice, arrangement or contract providing benefits or payments to current or former employees (or to their beneficiaries or dependents) of the Company, including any bonus plan, plan for deferred compensation, nonqualified retirement plan, equity or stock-based incentive plan, severance plan, employee health or other welfare benefit plan or other arrangement. For purposes of this Section 4.16(a), the "Company" will be deemed to include any entity required to be aggregated in a controlled group or affiliated service group with the Company for purposes of ERISA or the Code (including under Section 414(b), (c),
          (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time. For purposes of this Agreement, each such item listed on the Disclosure Schedule is a "Benefit Plan".

     (b)  Qualified Plans.  Each Benefit Plan that is intended to be qualified
          ---------------
          within the meaning of Section 401(a) of the Code (i) has received a determination from the Internal Revenue Service (the "IRS") that such Benefit Plan is qualified under Section 401(a) of the Code, and, to the Knowledge of the Company, nothing has occurred since the date of such determination that could adversely affect the qualification of such Benefit Plan, or (ii) is within the remedial amendment period for requesting such determination letter.

     (c)  No Liability, etc.  The Company has no liability or potential
          ------------------
          liability with respect to (i) any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is subject to
          Section 302 of ERISA and Section 412 of the Code or (ii) any Multi-Employer Plan. The Company has complied in all material respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA"); and the Company has no obligation under any Benefit Plan or otherwise to provide post employment health or life insurance benefits to current or former employees of the Company or to any other person, except as specifically required by COBRA. No Benefit Plan provides severance benefits to any current or former employees.

     (d)  Change in Control Payments.  None of the Benefit Plans obligates the
          --------------------------
          Company to pay any separation, severance, termination or similar benefit, or accelerate any option or vesting schedule, solely as a result of a change of control or ownership within the meaning of any Benefit Plan or Section 280G of the Code. All change-in-control payments are listed on the Disclosure Schedule.

     (e)  Compliance With Laws.  Each Benefit Plan and any related trust,
          --------------------
          insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and with all applicable Laws including ERISA and the Code. There are no pending or, to the Knowledge of the Company, threatened actions, suits, investigations or claims with respect to any Benefit Plan.

          No employee of the Company is a "leased employee" as defined in
          Section 414(n) of the Code.

     (f)  Payments Made.  With respect to each Benefit Plan, all required or
          -------------
          recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all prior periods (or partial periods) have been made or properly accrued. None of the Benefit Plans has any unfunded liabilities which have not been property accrued.

     (g)  Disability; Leaves of Absence.  No current or former employee of the
          -----------------------------
          Company (i) is eligible for long-term disability or short-term disability benefits, (ii) is on an approved leave of absence or (iii) is receiving or has filed a claim for workers' compensation benefits. The Disclosure Schedule includes all material claims for worker's compensation benefits.

4.17 Required Vote of Company Stockholders  The affirmative vote of the holders
     -------------------------------------
     of a majority of the outstanding shares of the Company's Common stock is required to adopt this Agreement. No other vote of the stockholders of the Company is required by law, the Certificate of Incorporation or By-Laws or otherwise in order for the Company to consummate the Merger and the Transactions.

4.18 State Takeover Laws.  The Company's Board has, to the extent such statute
     -------------------
     is applicable, taken all action (including appropriate approvals of the Company's Board) necessary to exempt the Purchaser and Merger Sub and their respective affiliates, the Merger, this Agreement, the Transactions, and the Support Agreements from Section 203 of the DGCL. To the Knowledge of the Company, no other state takeover statutes are applicable to the Merger, this Agreement, or the Transactions.

               5.   Representations And Warranties Of Purchaser
                    -------------------------------------------

     Purchaser represents and warrants to the Company as follows:

5.1  Organization.  Purchaser is a corporation duly organized, validly existing,
     ------------
     and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

5.2  Authority.  Each of Purchaser and Merger Sub has the requisite corporate
     ---------
     power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the Transactions have been duly authorized by all necessary corporate action and no other corporate proceedings on either of their part are necessary to authorize the execution, delivery or performance of this Agreement by Purchaser or Merger Sub. This Agreement constitutes the valid and binding agreement of Purchaser.

5.3  Effect of Agreement.  The execution, delivery and performance of this
     -------------------
     Agreement and the consummation of the Transactions, including the making of the Offer by Purchaser and Merger Sub, will not constitute a breach or violation of or a default under (a) the charter documents or the bylaws of Purchaser or Merger Sub; (b) any applicable Law; (c) any judgment, decree, order, governmental permit or license binding on Purchaser or Merger Sub; or (d) any indenture, agreement or instrument to which Purchaser or Merger Sub is subject, other than, in the case of (a) through (d) above, a breach, violation or default that would not reasonably be expected to prevent, materially hinder or make materially more burdensome the consummation by Purchaser or Merger Sub of the Transactions. The consummation by Purchaser and Merger Sub of the Transactions will not require the consent or approval of or filing with any Government Entity or other Third Party, except for
     (i) applicable requirements, if any, of the Exchange Act, the Securities Act and the securities Laws of the various jurisdictions in which holders of Shares reside, (ii) the filing of the Merger Certificate and related requirements pursuant to the DGCL, (iii) any filings and approvals required under the HSR Act, and (iv) applicable requirements, if any, of the Code and state, local and foreign Tax Laws. In addition, the foregoing sentence is qualified to the extent that the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (w) prevent or delay consummation of the Transactions in any material respect, (x) otherwise prevent Purchaser from performing its obligations under this Agreement in any material respect,
     (y) reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, or (z) the failure to obtain such consent or approval or make such filing would prevent, materially hinder or make materially more burdensome the consummation of the Transactions.

5.4  Financing.  Purchaser has adequate liquid resources to pay the Merger
     ---------
     Consideration and the amounts necessary to cancel the Equity Derivatives as contemplated by this Agreement without recourse to Third Party financing (other than existing definitive financial arrangements that are not conditional upon due diligence by such Third Parties with respect to the Company).

                                6.   Covenants
                                     ---------

6.1  Conduct of Business of the Company.  During the period from the date of
     ----------------------------------
     this Agreement to the Effective Time, except as specifically contemplated by this Agreement or as described on the Disclosure Schedule, or as otherwise approved by Purchaser, the Company will at all times (a) conduct its business in a manner such that at the Effective Time, the closing conditions in Section 8 will be met, including the continued truth and accuracy of the representations and warranties set forth herein, and (b) comply at all times with the following covenants.

     6.1.1  Ordinary Course; Preserve Relationships. The Company will conduct
            ---------------------------------------
     its business only in the usual and ordinary course and in compliance with this Agreement, and use commercially reasonable efforts to: (a) maintain, preserve and renew all customer and supplier (including co-packer) relationships, material contracts, licenses, authorizations and permits necessary to the conduct of its business; (b) keep available the services of key employees; (c) preserve the goodwill of those having business relationships with it; and (d) pay and otherwise satisfy its obligations within the time periods required by the Company's contractual obligations.

     6.1.2  Insurance. The Company will continue the Insurance Policies in
            ---------
     full force.

     6.1.3  Taxes and Liens. The Company will pay and discharge when payable
            ---------------
     all (a) Taxes imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and (b) material claims for labor, materials or supplies that if unpaid might by Law become a Lien upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto. The Company will not and will not agree to commit or make any material Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefore that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods in each case without the prior consent of Purchaser, such consent not to be unreasonably withheld.

     6.1.4  Contracts and Laws. The Company will (a) comply with all other
            ------------------
     obligations that it presently has and all other obligations that it incurs pursuant to any Company Material Contract, as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto and (b) comply in all material respects with all applicable Laws.

     6.1.5  Acquisition; Consolidation; Reorganization; Sale of Assets. The
            ----------------------------------------------------------
     Company will not and will not agree or commit to: (a) merge or consolidate with any Person or acquire, directly or indirectly through Subsidiaries, assets (other than in the ordinary course of business); (b) liquidate, dissolve or effect a reorganization in any form of transaction; or (c) sell, lease, transfer or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice or, in the case of events described under clauses (a), (b) or (c) above, as permitted under Section 6.6.

     6.1.6   Limitations on Indebtedness; Investments; Contracts; etc. The
             --------------------------------------------------------
     Company will not: (a) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, other than under the Company's existing credit line listed in the Disclosure Schedule; (b) make any loans, advances, or capital contributions to, or investments in any other Person (other than advances to employees, and the maintenance of its cash reserves, in the ordinary course of business consistent with past practice); (c) enter into any contract that would be a Company Material Contract other than in the ordinary course of business consistent with past practice; (d) make any capital expenditures or purchases of fixed assets that are not currently budgeted and that in the aggregate exceeds $250,000; (e) terminate or amend in any material respect any Company Material Contract other than as required in the Company's ordinary course of business; or (f) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited hereunder.

     6.1.7   Amendment to the Company's Certificate of Incorporation and Bylaws.
             ------------------------------------------------------------------
     The Company will not amend its Certificate of Incorporation or Bylaws in any manner.

     6.1.8   Equity Issuances. Except as expressly contemplated by this
             ----------------
     Agreement, the Company will not (a) authorize, issue or enter into any contract providing for the issuance (contingent or otherwise) of, any capital stock or other Equity Derivatives; (b) enter into any contract with respect to the purchase or voting of shares of its capital stock or Equity Derivatives; (c) adjust, split, combine, reclassify or amend any material term of its Shares; or (d) make any other changes in its capital structure.

     6.1.9   Dividends. The Company will not declare, set aside, pay or make any
             ---------
     dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any capital stock or Equity Derivatives.

     6.1.10  Accounting Policies. The Company will not take, agree or commit to
             -------------------
     take or fail to take any action with respect to accounting policies or procedures that are inconsistent with past practice (other than in the ordinary course of business or as required by changes in GAAP.

     6.1.11  Litigation. The Company will not, without the consent of Purchaser
             ----------
     settle or compromise, or agree or commit to settle or compromise, any suit or claim or threatened suit or claim (including any claim of the type referred to in Section 3.4) for an amount that individually or when aggregated with all settlements occurring during the term of this Agreement would exceed $1 million.

     6.1.12  Other Actions. The Company will not take, agree or commit to take
             -------------
     or fail to take any action that would result in any of the representations and warranties of the Company contained herein being untrue or any of the Company's covenants to be breached (a) as of the date of such action or inaction or (b) as of the Effective Time.

6.2  Access and Information.
     ----------------------

     6.2.1   Company Records. Subject to applicable Laws and fiduciary and
             ---------------
     privacy obligations, the Company will permit Purchaser, Merger Sub and their respective representatives to have reasonable access during normal business hours, upon reasonable notice, to all of the Company's properties, books, records, Tax Returns, and all other information with respect to the Company's business as Purchaser may from time to time reasonably request, and to discuss the Company's business with the Company's directors, officers, employees, accountants, counsel, suppliers (including co-packers), customers, and creditors, as Purchaser reasonably considers necessary or appropriate in connection with the Transactions. Any such investigation will be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company. No investigation pursuant to this Section 6.2.1 or otherwise will affect or be deemed to modify any representations or warranties made in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     6.2.2  Confidential Information. Notwithstanding any provision in this
            ------------------------
     Agreement to the contrary, all Confidential Information will be treated by each of Purchaser, Merger Sub and the Company as set forth in the Confidentiality Agreement, which will remain in full force and effect.

6.3  Certain Filings, Consents and Arrangements.
     ------------------------------------------

     6.3.1  Consents. Purchaser, Merger Sub and the Company will use their
            --------
     commercially reasonable efforts to obtain any necessary consents, permits, authorizations, approvals and waivers to permit the consummation of the Transactions.

     6.3.2  Filings. Purchaser, Merger Sub and the Company will cooperate with
            -------
     one another (a) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any Law from other parties in connection with the consummation of the Transactions and (b) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, permits, authorizations, approvals or waivers.

6.4  Hart-Scott-Rodino. Each party will as promptly as practicable and
     -----------------
     in any event within five business days from the date of this Agreement make all filings necessary under the HSR Act to obtain any required regulatory approvals of the Transactions. Each party will use its commercially reasonable efforts to resolve such objections, if any, as the Anti-Trust Division of the Department of Justice or the Federal Trade Commission assert with respect to the Transactions. Notwithstanding any other provision of this Agreement, in connection with seeking any approval of a Governmental Entity relating to this Agreement or the consummation of the Transactions, without the other party's prior written consent, neither party will, and neither party will be required to, commit to any divestiture transaction, agree to sell or hold separate, before or after the Effective Time, any of its businesses, product lines, properties or assets, in any such case, if such divestiture or such restrictions in the operation of such businesses, product lines, properties or assets, would, individually or in the aggregate, be reasonably expected to affect any material portion of the Company's business or assets after giving effect to the Merger or give rise to any of the effects described in Section 4(b) of Exhibit B.

6.5  Press Releases. Each of the parties agrees that it will not, nor will any
     --------------
     of its respective Affiliates, issue or cause the publication of any press release or other public announcement with respect to the Offer, the Merger, this Agreement or the Transactions without the prior approval of the other party, except such disclosure as may be required by Law or by any listing agreement with NASDAQ or the New York Stock Exchange. If any such disclosure is so required, such disclosure will not be made without a good faith effort to confer with the other parties to this Agreement in advance of, and with respect to the substance of, such disclosure.

6.6  Non-Solicitation. The Company will not, directly or indirectly, through
     ----------------
     any subsidiary, officer, director, employee, financial advisor, representative or agent

     (a)  solicit, initiate, or encourage any Acquisition Proposal;

     (b) except as permitted by clause (c) below, engage in negotiations or substantive discussions with any Third Party concerning, provide any non-public information to any person or entity relating to, or take any other action to facilitate inquiries or the making or any proposal that constitutes, an Acquisition Proposal; or

     (c) enter into any agreement with respect to any Acquisition Proposal; provided, however, that nothing contained in this Section 6.6 will
          -----------------
          prevent the Company or the Company's Board from furnishing, at any time before the closing of the Offer, non-public information to, or entering into discussions or negotiations with, any Third Party in connection with an unsolicited bona fide written proposal for an Acquisition Proposal by such Third Party, if and only to the extent that the Company Board determines after consultation with counsel that doing so is required by its fiduciary duties to its stockholders, and

          (i) such Third Party has made a written proposal to the Company's Board to consummate an Acquisition Proposal, which proposal identifies a price or range of values to be paid for the outstanding securities or substantially all of the assets of the Company,

          (ii) the Company's Board determines in good faith, after consultation with its advisors (including SSB), that such Acquisition Proposal is reasonably capable of being completed on substantially the terms proposed, and would, if consummated, result in a transaction that would provide greater value to the holders of the Shares than the transaction contemplated by this Agreement (and any revised proposal made by Purchaser, if any) (a "Superior Proposal"), and

          (iii) before furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Company's Board receives from such Person an executed confidentiality and standstill agreement with material terms in the aggregate no less favorable to such person than those contained in the Confidentiality Agreement.

     6.6.1  Notice of Acquisition Proposal. The Company will notify Purchaser
            ------------------------------
     promptly, and in any event within twenty-four hours, after receipt by the Company, or to the Company's Knowledge, the receipt by any of its advisors, of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any Person that informs such party that it is considering making or has made an Acquisition Proposal. The Company will keep Purchaser informed on a current basis of the status of any such Acquisition Proposal or request for non-public information.

     6.6.2  Board Approval.
            --------------

     (a)  Company Prohibitions. Except as permitted by clause (b) below,
          --------------------
          neither the Company's Board nor any committee thereof will: (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Company's Board or any such committee of this Agreement or the Merger; (b) approve or cause the Company to enter into an Acquisition Agreement; or (c) approve or recommend, or propose to publicly approve or recommend, any Acquisition Proposal.

     (b)  Exception for Superior Proposal. Notwithstanding anything to the
          -------------------------------
          contrary appearing in this Agreement, if the Company has received a Superior Proposal, the Company's Board may, to the extent that the Company's Board determines, after consultation with counsel, that doing so is required by its fiduciary duties to its stockholders, before the closing of the Offer terminate this Agreement pursuant to
          Section 9.2.4, but only at a time that is more than five days following receipt by Purchaser of written notice advising Purchaser that the Company's Board is prepared to accept such Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Third Party making such Superior Proposal.

     6.6.3  Board Recommendation. Nothing contained in this Section 6 will
            --------------------
     prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to the Company's stockholders if such disclosure is required by the Company's Board's fiduciary duties to its stockholders, as concluded by the Company's Board in good faith after consultation with its advisors.

     6.6.4  Other Confidential Agreements. During the period from the date of
            -----------------------------
     this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, standstill or similar agreement to which it or any of its Subsidiaries is a party and which relates to any transaction that could constitute an Acquisition Proposal or that has as a counterparty any Person making an Acquisition Proposal.

6.7  Notice of Claims. The Company shall promptly notify Purchaser of any
     ----------------
     actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
     Section 4.10 or which relate to the consummation of the Transactions. In addition, the Company shall promptly notify Purchaser of (a) (i) it becoming aware of any fact or event which would be reasonably likely to demonstrate that any of its representations or warranties contained in this Agreement was or is untrue or inaccurate in any material respect as of the date of this Agreement or (ii) the occurrence of non-occurrence of any fact or event which would be reasonably likely to cause any material covenant, condition or agreement of the Company under this Agreement not to be complied with or satisfied in all material respects and (b) the Company's failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

6.8  Additional Agreements. Each party will take, or cause to be taken, all
     ---------------------
     actions and promptly to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Transactions.

                            7. Purchaser Covenants
                               -------------------

7.1  Indemnification and Insurance.
     -----------------------------

     7.1.1  Indemnification. From and after the Effective Time, Purchaser will
            ---------------
     cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent that the Company would be required under its presently existing Certificate of Incorporation, presently existing bylaws and any applicable Laws, each Person who is now or was before the date hereof an officer or director of the Company (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any Action arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or before the Effective Time. Any Indemnified Party wishing to claim indemnification will promptly notify the Surviving Corporation thereof (provided that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation except to the extent that the Surviving Corporation is materially prejudiced as a result of such failure). With respect to any Action for which relief under this Section
     7.1.1 is requested, the Surviving Corporation will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, the Surviving Corporation may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. After notice from the Surviving Corporation to the Indemnified Party of its election to assume the defense of an Action, the Surviving Corporation will not, during the period that such defense is being actively maintained, be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than as provided below. The Surviving Corporation will not settle any Actions without the consent of the Indemnified Party where such settlement includes an admission of civil, criminal or administrative liability, or censure or sanction on behalf of an Indemnified Party or requires any payment to be made by the Indemnified Party. The Indemnified Party will have the right to employ counsel in any Action, but the fees and expenses of such counsel incurred after notice from the Surviving Corporation of its assumption of the defense thereof will be at the expense of the Indemnified Party unless (a) the employment of counsel by the Indemnified Party has been authorized by the Surviving Corporation in writing; (b) the Indemnified Party has reasonably concluded upon the advice of counsel that there may be a conflict of interest between the Indemnified Party and the Surviving Corporation in the conduct of the defense of an Action; or (c) the Surviving Corporation has not in fact employed counsel to assume the defense of an Action. In each of the foregoing cases the reasonable fees and expenses of counsel selected by the Indemnified Party will be at the expense of the Surviving Corporation. Notwithstanding the foregoing, the Surviving Corporation will not be liable for any settlement effected without its written consent, which will not be unreasonably withheld, conditioned or delayed, and the Surviving Corporation will not be obligated pursuant to this Section 7.1.1 to pay the fees and disbursements of more than one counsel (in addition to any local counsel) for all Indemnified Parties in any single Action, except to the extent two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

     7.1.2  Insurance. For a period of six years after the Effective Time, the
            ---------
     Surviving Corporation will maintain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance. The Surviving Corporation will not, however, be required, in order to maintain or procure such coverage, to pay premiums on an annualized basis in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap"). If equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation will only be required to obtain as much coverage as can be obtained by paying premiums on an annualized basis equal to the Cap.

     7.1.3  Survival. The provisions of this Section 7.1 will survive the
            --------
     consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties. They are in addition to, and not in replacement or waiver of, any other rights or remedies any Indemnified Person may have under Law, contract, or otherwise.

7.2  Employee Compensation Arrangements.
     ----------------------------------

     7.2.1  Purchaser Will Honor. Purchaser and Merger Sub will honor all
            --------------------
     legally imposed obligations relating to employment matters. Purchaser and Merger Sub intend to cause the Surviving Corporation to provide benefits to employees of the Surviving Corporation that are no less favorable in the aggregate to such employees than those in effect on the date hereof and listed on the Disclosure Schedule (other than the stock based compensation plans). Nothing herein will obligate Purchaser to provide such employees with any stock based compensation (including stock options or stock appreciation rights) after the Effective Time. The foregoing will not limit or restrict the right of the Surviving Corporation to terminate the employment of such employees or subsequently to modify the benefits or other terms of employment of such employees, to the extent permitted by applicable Law.

     7.2.2  Audit of 1999 Plan. Purchaser will engage Arthur Andersen, the
            ------------------
     Company's independent accountants, to conduct an audit of the Company's financial statements (in accordance with GAAP) for the fiscal year ending December 31, 1999 for purposes of calculating payments owing under the 1999 Bonus Plan, as in effect and disclosed on the Disclosure Schedule (the "Plan"). Purchaser will pay the Company's employees 1999 annual bonuses as soon as possible after such accountants deliver their audit opinion regarding the Company's 1999 financial statements based upon such financial statements.

     7.2.3  Years of Credit. All service credited to each employee by the
            ---------------
     Company through the Effective Time will be recognized by Purchaser for purposes of eligibility and vesting (but not for level or accrual of benefits) under any employee benefit plan provided by the Surviving Corporation or Purchaser for the benefit of employees in which such employees of the Company participate.

     7.2.4  Cooperation. The Company and Purchaser will cooperate in good faith
            -----------
     in (a) communicating with Company employees with regard to the Merger and any personnel or employee benefits matters related thereto and (b) facilitating any necessary transitions in connection with the Merger with respect to Company benefit plans, payroll administration, or similar matters.

                                 8. Conditions
                                    ----------

8.1  Conditions to the Obligations of Purchaser, Merger Sub and the Company.
     ----------------------------------------------------------------------
     The obligations of Purchaser, Merger Sub and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

     8.1.1  Stockholder Approval. The stockholders of the Company must have
            --------------------
     duly adopted this Agreement and approved the Merger, if required by applicable Law.

     8.1.2  No Injunction. The consummation of the Merger must not have been
            -------------
     precluded by any order or injunction of a court of competent jurisdiction, and there must not have been any Law enacted, promulgated or deemed applicable to the Merger by any Government Entity, that makes consummation of the Merger illegal.

8.2  Conditions to the Obligations of Purchaser and Merger Sub. The obligations
     ---------------------------------------------------------
     of Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of the following additional conditions:

     8.2.1  Performance by the Company. The Company must have performed  in all
            --------------------------
     material respects the covenants and agreements set forth herein to be performed by it at or before the Effective Time.

     8.2.2  Representations and Warranties. The representations and warranties
            ------------------------------
     of the Company in this Agreement that are qualified as to materiality must be true and correct and representations and warranties that are no so qualified, taken together, must be true and correct in all material respects, in each case, as though made on the Effective Date (except for such representations and warranties made as of a specific date, which must be true and correct as of such date) with the same force and effect as though made on and as of such date.

     8.2.3  Material Adverse Change. There must not have occurred after the
            -----------------------
     completion of the Offer any material adverse change in the condition (financial or otherwise), results of operations, business, prospects or contractual rights of the Company, except for such changes that are caused by the Company's compliance with the terms of this Agreement and the Offer or that are contemplated hereby.

     8.2.4  No Injunction, Etc. No Action shall have been commenced after
            -------------------
     completion of the Offer that (a) in the opinion of Purchaser's counsel is more likely than not to be successful, and (b) either (i) seeks an injunction, a restraining order or any other order seeking to prohibit, restrain, invalidate or set aside consummation of the Merger or (ii) if successful, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, Purchaser or the Surviving Corporation.

     8.2.5  No Material Adverse Effect. From the date of this Agreement through
            --------------------------
     the Effective Time, there shall not have been any condition, event or occurrence that has resulted in, or that would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on the Company.

     8.2.6  Consents. The Company must have obtained all material consents,
            --------
     waivers, approvals, authorizations or orders and made all filings required in connection with the authorization, execution and delivery of this Agreement by the Company and the consummation by it of the Transactions, and all applicable notice periods shall have expired.

     8.2.7  Equity Derivatives. The Company must have taken any action
            ------------------
     necessary to provide that Equity Derivatives will be treated as provided in
     Section 3.3.5.

     8.2.8  Company Certificate. The Company must have delivered to Purchaser
            -------------------
     and Merger Sub a certificate, as of the Effective Time, executed by a senior executive officer of the Company, to the effect that to the best of such officer's Knowledge the conditions set forth in Section 8.1 have been fulfilled.

8.3  Condition to the Company's Obligation. The obligation of the Company to
     -------------------------------------
     consummate the Merger is subject to the satisfaction, at or before the Effective Time, of the following additional conditions:

     8.3.1  Performance by Purchaser's Merger Sub. Purchaser and Merger Sub
            -------------------------------------
     must have performed in all material respects the covenants and agreements set forth herein to be performed by them at or before the Effective Time.

     8.3.2  Representations and Warranties. The representations and warranties
            ------------------------------
     of Purchaser and Merger Sub set forth in this Agreement that are qualified as to materiality must be true and correct and representations and warranties that are not so qualified, taken together, must be true and correct in all material respects, in each case, as though made on the Effective Date (except for such representations and warranties made as of a specific date, which must be true and correct as of such date) with the same force and effect as though made on and as of such date.

     8.3.3  Purchaser and Merger Sub Certificates. Purchaser and Merger Sub
            -------------------------------------
     must have each delivered to the Company a certificate, dated the date of the Effective Time and executed in each case by, a senior executive officer thereof, to the effect that to the best of such officer's Knowledge the conditions set forth in this Section 8 required to be met by such officer's corporation have been fulfilled.

                           9. Termination; Payments
                              ---------------------

     This Agreement can be terminated before the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company), only as set forth in this Section 9.

9.1  Mutual Consent. By the mutual consent of Purchaser, Merger Sub and the
     --------------
     Company.

9.2  By Purchaser or Company.
     -----------------------

     9.2.1  Material Breach. By Purchaser or the Company if there has been any
            ---------------
     material breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the non-terminating party, which breach will cause the conditions set forth in Section 8.1 or Section 8.3 (in the case of the Company) Section 8.1 or Section 8.2 (in the case of Purchaser) not to be satisfied, and the same shall not have been cured (if reasonably capable of cure) within five days after notice to the party in breach.

     9.2.2  Expiration. By Purchaser or  the Company if the Merger has not been
            ----------
     consummated by June 30, 2000 (but this Section 9.2.2 will not be available to any party whose breach results in failure of the Merger to be consummated by such time).

     9.2.3  Governmental Prohibition. By Purchaser or the Company if any
            ------------------------
     Government Entity has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree or ruling or other action has become nonappealable.

     9.2.4  Company Directors Withdrawal of Approval.
            ----------------------------------------

     (a)    By the Company. By the Company at any time before the closing of the
            --------------
            Offer, upon notice to Purchaser, if:

            (i) under the circumstances permitted by Section 6.6 the Company's Board has withdrawn, or modified in a manner materially adverse to the Purchaser, approval or recommendation by the Company's Board of this Agreement, the Offer or the Merger; or

            (ii) concurrently with the execution of an Acquisition Agreement under the circumstances permitted by Section 6.6 in connection with a Superior Proposal, provided that such termination under this clause (ii) will not be effective unless the Company and its Board have complied with their obligations under Section 6.6 in connection with such Superior Proposal.

     (b)    By Purchaser. By Purchaser upon notice to Company, if:
            ------------

            (i) the Company's Board has failed to recommend or withdrawn, or modified or publicly announced an intention to withdraw or modify in a manner materially adverse to the Purchaser, approval or recommendation by Company's Board of this Agreement, the Offer or the Merger; or

            (ii) the Company's Board approves, recommends or enters into any Acquisition Proposal (including any Superior Proposal) or publicly announced its intention to do so.

9.3  By Purchaser.
     ------------

     9.3.1  Other Ownership. By Purchaser if another Person or Group acquires
            ---------------
     beneficial ownership of Shares representing more than fifty percent of the Shares.

     9.3.2  Failure to Meet Offer Conditions.  By Purchaser if it is not in
            --------------------------------
     breach of this Agreement and, because of a failure of any of the conditions set forth on

     Exhibit B, Purchaser has: (a) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act; (b) terminated the Offer without purchasing and Shares pursuant to the Offer; or (c) failed to accept payment for the Shares pursuant to the Offer before April 30, 2000; provided further that the applicable date pursuant to this Section 9.3.2 will also be extended to the extent that the Expiration Date of the Offer is required to be extended by any rule, regulation, interpretation or position of the SEC or its staff applicable to a modification to the Offer by Purchaser in response to a Superior Proposal.

     9.3.3  Minimum Condition. By Purchaser if the Offer terminates due to the
            -----------------
     failure of the Minimum Condition.

     9.3.4  Failure of Stockholder Vote. By Purchaser if the stockholders of
            ---------------------------
     the Company fail to approve the Merger and this Agreement at the Special Meeting.

     9.3.5  Breach of Section 6.6. By Purchaser if the Company or any of its
            ---------------------
     Affiliates shall have materially and knowingly breached the covenants contained in Section 6.6.

9.4  By the Company. By the Company, if the Company has not materially breached
     --------------
     any of its representations, warranties, covenants or agreements under this Agreement, and Purchaser has: (a) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act; (b) terminated the Offer without purchasing any Shares pursuant to the Offer; or (c) failed to accept for payment Shares pursuant to the Offer before April 30, 2000; provided further that the applicable date pursuant to this Section 9.4 will also be extended to the extent that the Expiration Date of the Offer is required to be extended by any rule, regulation, interpretation or position of the SEC or its staff applicable to a modification to the Offer by Purchaser in response to the Superior Proposal.

9.5  Termination Fees and Expense Payment.
     ------------------------------------

     9.5.1  Immediate Payment.
            -----------------

     (a)    Termination Fee and Expense Payment. If this Agreement is terminated
            -----------------------------------
            as contemplated by any of the items enumerated in this Section 9.5.1(a), the Company will within two business days of such termination pay to Purchaser, by wire transfer in immediately available funds, a fee of $5 million (the "Termination Fee") and an amount (not to exceed $1 million to reimburse Purchaser for its documented out of pocket expenses incurred in connection with the Transactions (the "Expense Payment"). Terminations subject to this
            Section 9.5.1(a) are under:

         (i) Section 9.2.1, if the Company has intentionally and willfully committed a breach as contemplated thereby;

         (ii)   Section 9.2.4(a);

         (iii)  Section 9.2.4(b),

         (iv)   Section 9.3.1;

         (v) Section 9.3.2, 9.3.3, or 9.3.4 if the Minimum Condition has not been satisfied and either an Acquisition Proposal has been publicly announced or the Company's Board has failed to recommend or has withdrawn, or modified in a manner materially adverse to the Purchaser, approval or recommendation by the Company's Board of this Agreement, the Offer or the Merger; and

         (vi)   Section 9.3.5.

     (b) Expense Payment Only. If Purchaser terminates this Agreement under
         --------------------
         Section 9.2.1 other than as contemplated by Section 9.5.1(a), the Company will within two business days of such termination pay the Expense Payment to Purchaser by wire transfer in immediately available funds.

     9.5.2  Deferred Payment. If this Agreement is terminated pursuant to
            ----------------
     Section 9.3.2 because of a failure of any of the conditions set forth in Sections 4(c), (d) or (e) of Exhibit B, and within one year of such termination an Acquisition Agreement that would constitute an Acquisition Proposal is entered into or consummated and if entered into such transaction is subsequently consummated, the Company will pay Purchaser the Termination Fee and the Expense Payment on the date such transaction is consummated.

9.6  Effect of Termination. If this Agreement is terminated and abandoned, this
     ---------------------
     Agreement, except for the provisions of Sections 6.2.2, 6.5, 9.5, 9.6, 10.1, 10.11, 10.13 and 10.14, will become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or stockholders. No termination of this Agreement will relieve any party to this Agreement of liability for breach of this Agreement.

                              10.  Miscellaneous
                                   -------------
10.1 Expenses Generally. Except as provided in Sections 9 and 10.11, all costs
     ------------------
     and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

10.2  Survival. The representations, warranties and agreements in this Agreement
      --------
      will survive any investigation made by any party, and the execution of this Agreement but, other than those in Section 7, will not survive the Merger.

10.3  Additional Documents and Acts. Each party will sign and deliver additional
      -----------------------------
      documents and instruments, and perform additional acts, as are commercially reasonable and necessary to perform its obligations in this Agreement.

10.4  Waiver and Amendment. Any provision of this Agreement can be waived at any
      --------------------
      time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement can be amended or supplemented at any time, except that after adoption by the stockholders of the Company, no amendment will be made that decreases the Per Share Amount or that in any other way materially and adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with terms) without the approval of such stockholders.

10.5  Complete Agreement. Except for the Confidentiality Agreement, this
      ------------------
      Agreement is the complete and exclusive statement of agreement of the parties as to matters covered by it. It replaces and supersedes all prior written or oral agreements or statements by and among the parties with respect to the matters covered by it. No representation, statement, condition or warranty not contained in this Agreement is binding on the parties.

10.6  Governing Law.  This Agreement is to be construed and enforced in
      -------------
      accordance with the internal Laws of the State of Delaware.

10.7  Waiver of Right to Jury Trial.  EACH PARTY ON BEHALF OF ITSELF, ITS
      -----------------------------
      SUCCESSORS AND ASSIGNS, WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY in any Action with respect to, in connection with, or arising out of this Agreement or the validity, protection, interpretation, collection or enforcement thereof. Notwithstanding anything contained in this Agreement to the contrary, no claim may be made against any party for any special, indirect or consequential damages in respect of any breach or wrongful conduct (other than willful misconduct constituting actual fraud) in connection with, arising out of or in any way related to this Agreement or any of the Transactions, or any act, omission or event occurring in connection therewith; and each party hereby waives, releases and agrees not to sue upon any such claim for any such damages. THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTIES WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

10.8  Notices, etc.  All notices, consents, waivers, supplements and amendments
      ------------
      (including other communications required or permitted) under this Agreement must be in writing. Deliveries required under this Agreement can be made only as follows: (a) in Person; (b) by registered, express, certified mail, postage prepaid, return receipt requested; (c) by a generally recognized courier or messenger service that provides written acknowledgement of receipt by the addressee; or (d) by facsimile or other generally accepted means of electronic transmission with a verification of delivery in all cases to the following addresses:

      If to the Company to:               With a copy to:

      Balance Bar Company                 O'Melveny & Myers LLP
      1015 Mark Avenue                    1999 Avenue of the Stars
      Carpinteria, California  93013      Los Angeles, California  90067-6035
      Attention: James A. Wolfe           Attention: Kent V. Graham
      Telecopier: (805) 556-0235          Telecopier:  310/246-6779


      If to Merger Sub or Purchaser to:   With a copy to:

      Kraft Foods, Inc.                   Kirkland & Ellis
      Three Lakes Drive                   200 East Randolph Drive
      Northfield, Illinois 60093          Chicago, Illinois  60601
      Attention: Theodore Banks           Attention: Michael Timmers
      Telecopier: (847) 646-4431          Telecopier: (312) 861-2200


      Notices are deemed delivered when actually delivered to, or when delivery is refused at, the address for notices. Any party can furnish, from time to time, other addresses for notices to it.

10.9  Counterparts. This Agreement is being signed in several counterparts. Each
      ------------
      of them is an original and all of them constitute one agreement.

10.10 Certain Rules of Construction and Interpretation.
      ------------------------------------------------

      10.10.1  Headings. The headings in this Agreement are only for convenience
               --------
      and ease of reference and are not to be considered in construction or interpretation. All exhibits, schedules and appendices attached to this Agreement are an integral part of it.

      10.10.2  No Presumption.  The parties have participated jointly in the
               --------------
      negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party because it or its representatives drafted any of the provisions of this Agreement.

      10.10.3  Interpretation. Unless the context otherwise requires: (a) a term
               --------------
      has the meaning assigned to it; (b) "or" is not exclusive; (c) words in the singular include the plural, and words in the plural include the singular; (d) "amended," with reference to a Law, charter or bylaws, is deemed to be followed by "from time to time"; (e) "herein," "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause, or other subdivision; (f) all references to "Section," "Schedule" or "Exhibit", refer to the particular Section in, or Schedule or Exhibit attached to, this Agreement; and (g) "including" and "includes," when following any general provision, sentence, clause, statement, term or matter, will be deemed to be followed by ", but not limited to," and, "but is not limited to," respectively.

10.11 Attorneys' Fees and Costs.  If any Action is brought to enforce or
      -------------------------
      interpret this Agreement or matters relating to it, the substantially prevailing party will be entitled to recover from the other party reasonable attorneys' fees and other costs incurred in such Action, in addition to any other relief to which the prevailing party is entitled.

10.12 Parties in Interest; Assignment.  This Agreement is binding upon and is
      -------------------------------
      solely for the benefit of the parties and their respective successors and assigns except that Section 7.1 is for the express benefit of the Indemnified Parties. Purchaser and Merger Sub have the right to: (a) assign to one or more direct or indirect wholly owned subsidiaries of Purchaser any and all rights and obligations of Merger Sub under this Agreement, including the right to substitute in Merger Sub's place such a subsidiary as one of the constituent corporations in the Merger (if such subsidiary assumes all of the obligations of Merger Sub in connection with the Merger); (b) transfer to one or more direct or indirect wholly owned subsidiaries of Purchaser the right to purchase Shares tendered pursuant to the Offer; and (c) restructure the Transaction to provide for the merger of the Company with and into Merger Sub or any such other corporation as provided above, in all cases only if such action would not have any material and adverse effect on the Company's stockholders or change adversely the tax consequences of the Transactions. If Purchaser or Merger Sub exercise their right to so restructure the Transaction, the Company will promptly enter into appropriate agreements to reflect such restructuring. In any such event the amounts to be paid to holders of Shares will not be reduced nor will there be any material delay of the Effective Time.

10.13 Specific Performance.  It might be impossible to measure in money the
      --------------------
      damage to a party if another party breaches this Agreement. If any such breach occurs, the party damaged might not have an adequate remedy at law or in damages. Therefore, each party consents to the issuance of an injunction or other appropriate interim relief, and the enforcement of other equitable remedies, against it to compel performance of this Agreement, in addition to such other legal or equitable relief as a court awards.

10.14 Severability.  Any term or provision of this Agreement that is invalid or
      ------------
      unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.


                  [Remainder of Page Intentionally Left Blank]

                                      Kraft Foods, Inc.


                                      By________________________________________
                                        Name:  William Eichar
                                        Title: Vice President, Mergers &
                                               Acquisitions



                                      BB Acquisition, Inc.


                                      By________________________________________
                                        Name:  William Eichar
                                        Title: President


                                      Balance Bar Company


                                      By________________________________________
                                        Name:  James A. Wolfe
                                        Title: President and Chief Executive
                                               Officer

                                   EXHIBIT A

                                 Defined Terms
                                 -------------


Acquisition Agreement means a letter of intent, agreement in principle or any legally binding acquisition agreement or similar agreement relating to any Acquisition Proposal.

Acquisition Proposal means any inquiry or proposal that constitutes, or would reasonably be expected to lead to, a proposal or offer for a merger, consolidation, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

Action means any civil, criminal or administrative action, claim, lawsuit, litigation, proceeding, labor dispute, arbitration, governmental audit, inquiry, investigation or unfair labor practice, charge or complaint, whether at law, in equity, or otherwise.

Affiliate means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of, or 10% or more of the common equity of, such Person,
(b) each Person that controls, is controlled by or is under common control with, such Person or any Affiliate of such Person, and (c) each of such Person's officers, directors, joint venturers and partners. For the purpose of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

Agreement means this Agreement and Plan of Merger dated as of January 18, 2000.

Balance Sheet means the consolidated balance sheet of the Company as at September 30, 1999, including any notes thereto.

Benefit Plans is defined in Section 4.16(a).

Bylaws is defined in Section 4.1.

Cap is defined in Section 7.1.2.

CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time.

Certificates is defined in Section 3.5.2.

Certificate of Incorporation is defined in Section 4.1.

Code means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

Company is defined in the Introduction.

Company's Board means, the Board of Directors of the Company, as constituted from time to time.

Company Material Contract is defined in Section 4.8.

Confidential Information is defined in the Confidentiality Agreement.

Confidentiality Agreement means the Confidentiality Agreement between Purchaser and the Company.

DGCL is defined in the Background.

Disclosure Schedule is defined in Section 4

Dissenting Shares is defined in Section 3.4.

Effective Time means time of the filing of the Merger Certificate with the Secretary of State of Delaware.

Environmental and Safety Requirements means all Laws, all contractual obligations and all common law, concerning public health and safety, pollution or protection of the environment (including, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Materials, noise or radiation).

Equity Derivative means any subscription, option, warrant, call, convertible or exchangeable security, or other commitment, agreement or right, whether or not presently exercisable, giving any Person the right to receive any equity securities from the Company.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Financing means all amounts necessary to pay the Merger Consideration pursuant to this Agreement, the amounts necessary to cancel the Equity Derivatives as contemplated by this Agreement, and all fees, costs and expenses incurred by Purchaser in connection with the consummation of the Transactions.

Funds is defined in Section 3.5.1.

GAAP means generally accepted accounting principles in the United States as in effect from time to time, as consistently applied by the Company in the preparation of its audited financial statements referred to in Section 4.5.2.

Government Entity means the United States of America or any other nation, any state, province or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any Tribunal.

Group has the meaning given such term in Section 13(d)(3) of the Exchange Act.

Hazardous Materials means anything that is a "hazardous substance" pursuant to CERCLA, anything that is a "hazardous waste" or "solid waste" pursuant to RCRA, and any other pollutant, contaminant, toxic chemical, petroleum product or by-product, asbestos or polychlorinated biphenyl.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Indemnified Party is defined in Section 7.1.1.

Insurance Policies means the insurance policies set forth on the Disclosure Schedule.

IRS means the United States Internal Revenue Service.

Knowledge means, with respect to a Person other than a natural Person, the actual knowledge, after due inquiry, of any of the following officers of such Person, as applicable: (a) the Chief Executive Officer; (b) the Chief Financial Officer; and (c) the Executive Vice President, and, with respect to a natural person, Knowledge means the actual knowledge of such person after due inquiry.

Laws means all statutes, laws, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

Lien means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and including any lien or charge arising by Law, that secures the payment of a debt (including any Tax) or the performance of an obligation. Liens do not include (a) any encumbrance arising, expressly created by contracts that are listed in the Disclosure Schedule; (b) liens for Taxes, assessments, governmental charges or levies not due or payable as of the Effective Time; (c) material men's, mechanics', carriers', warehousemen's, landlords', workmen's, repairmen's, employees' or other similar liens arising in the ordinary course of business; (d) any restrictions on transfer imposed by applicable Law; or (e) any imperfections of title, liens, security interest, claims, and other charges and encumbrances the existence of which do not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Material Adverse Effect means, with respect to any Person, a material adverse effect in the business, assets, operations, condition (financial or otherwise), results of operations, properties, earnings, customer and supplier relations (including co-packers), or contractual rights, considered as a whole, or employee or sales representative relations, considered as a whole, of such Person and its subsidiaries. For purposes of this Agreement, a Material Adverse Effect does not include a material adverse effect on the business, financial condition, results of operations or properties of such Person as a result of:
(a) the transactions contemplated hereby or the public announcement hereof; or
(b) changes that are generally consistent with or caused by general economic conditions or general changes affecting the food business.

Merger Certificate means a duly executed and verified certificate of merger or certificate of ownership and merger as permitted or required by applicable Law.

Merger is defined in the Background.

Merger Consideration means the total amount that a stockholder is entitled to receive for such stockholders Shares in the Merger equal to the result of multiplying the Per Share Price times the aggregate number of Shares represented by Certificates submitted by such Stockholder pursuant to Section 3.5, without any interest.

Merger Sub is defined in the Introduction.

Minimum Condition means that there must have been validly tendered in accordance with the terms of the Offer, before the expiration date of the Offer, and not withdrawn, a number of Shares that, together with the Shares then owned by Parent or Merger Sub, represents more than 50% of the Shares outstanding.

Multi-Employer Plan means a "multi-employer plan" as defined in Section 3(37) of ERISA.

NASDAQ means the National Association of Securities Dealers Automated Quotation/National Market.

Offer Documents is defined in Section 2.1.3.

Offer is defined in the Background.

Paying Agent is defined in Section 3.5.1.

Per Share Amount is defined in the Background, and includes such higher amount as may be paid in the Offer.

Person means an individual, a corporation (including any non-profit corporation), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated association or any other entity or organization, including a Government Entity.

Proxy Statement means the proxy statement with respect to the Special Meeting filed pursuant to Regulation 14A under the Exchange Act or, if proxies are not solicited in connection with the Special Meeting, the Information Statement distributed to Stockholders under Regulation 14C under the Exchange Act.

Purchaser is defined in the Introduction.

RCRA means Resource Conservation and Recovery Act, as amended from time to time.

Release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, injecting, escaping, leaching, migrating, duping or disposing of any Hazardous Materials into the environment.

Schedule 14D-1 is defined in Section 2.1.3.

Schedule 14D-9 is defined in Section 2.2.2.

SEC Filings is defined in Section 4.5.1.

SEC means the Securities and Exchange Commission.

Shares is defined in the Background.

Special Meeting means the special meeting of the stockholders of the Company called for the purpose of approving and adopting this Agreement and approving the Merger and the other transactions contemplated hereby.

SSB is defined in Section 4.4.3.

Subsidiary means any Person more than 50% of whose outstanding voting securities are directly or indirectly owned by the Company. For purposes hereof, the Company will be deemed to have a majority ownership interest in a partnership, association or other business entity if the Company is in the operative documents allocated a majority of partnership, association or other business entity gains or losses or is in control the managing director or general partner of such partnership, association or other business entity.

Superior Proposal is defined in Section 6.6.

Support Agreements is defined in background.

Surviving Corporation means the Company as the surviving corporation following the Merger.

Tax Authority means the IRS and any other domestic or foreign Government Entity responsible for the administration of any Taxes.

Tax means any federal, state, local, provincial, or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, unemployment, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other Tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Tax Returns means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns (including any amendments thereto) relating to Taxes.

Third Party means any Person, entity or Group, other than Purchaser, Merger Sub, the Company or any of their respective Affiliates.

Transactions is defined in the Background.

Tribunal means any government, arbitration panel, court or governmental department, commission, board, bureau, agency or instrumentality of the United States of America, Canada or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village, municipality or other governmental entity, whether now or hereafter constituted and/or existing.

                                   EXHIBIT B

                            Conditions of the Offer
                            -----------------------


     Notwithstanding any other provision of the Offer, Purchaser and Merger Sub will not be required to accept for payment of or pay for any Shares, and may terminate or extend the Offer (subject to the provisions of the Agreement) because:

1. the Minimum Condition (as defined in the Agreement) has not been satisfied or waived pursuant to the Agreement by the scheduled expiration date;

2. any applicable waiting period under the HSR Act has not expired or been terminated before the expiration of the Offer;

3. there shall have occurred, and continued to exist, (i) a declaration of a general banking moratorium or any general suspension of payments in respect of banks in the United States, (ii) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States, (iii) any limitation by any Governmental Entity on, or any other event which materially and adversely affects, the extension of credit by banks or other lending institutions in the United States, or (iv) in the case of any of the foregoing clauses (i) through (iii) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof (but in each case, other than any occurrence, acceleration or worsening which does not (A) have a Material Adverse Effect on the Company or (B) have a Material Adverse Effect on the ability of Purchaser to acquire the Shares);

4. at any time on or after the date of the Agreement, and before the expiration of the Offer, any of the following conditions exist:

          (a)

               (i) the Company has breached, or failed to comply with, any of its obligations under the Agreement where such breach or failure to comply would have a Material Adverse Effect on the Company; or

               (ii) any representation or warranty of the Company in the Agreement that is qualified as to materiality was incorrect when made or has since ceased to be true and correct or any representation or warranty that is not so qualified was incorrect in any material respect when made or has since ceased to be true and correct in all material respects (in each case, except for such representations and warranties made as of a specific date, which must be true and correct as of such date);

               and

               (iii) which breach in either clause (i) or (ii) has not been cured before the earlier of (A) fifteen days following notice of such breach and (B) two business days before the date on which the Offer expires;

          (b) there has been any Action commenced by or before any federal, state or local court or Government Entity or other regulatory body, or threatened by any court or federal, state or local Governmental Entity, that has a reasonable likelihood of success and that, if decided adversely to the Company, would reasonably be expected to have a Material Adverse Effect on the Company or, if decided adversely to Purchaser, would have the effect of:

                    (i) making the purchase of, or payment for, some or all of the Shares pursuant to the Offer or the Merger or otherwise, illegal, or resulting in a material delay in the ability of Purchaser or Merger Sub to accept for payment or pay for some or all of the Shares,

                    (ii) seeking to prohibit Purchaser's or Merger Sub's ownership or operation of all or any material portion of the Company's business or assets, or to compel Purchaser or Merger Sub to dispose of or hold separately all or any material portion of the Company's or Purchaser's business or assets,

                    (iii) otherwise preventing consummation of the Offer or the
               Merger,

                    (iv) imposing limitations on the ability of Purchaser or Merger Sub effectively (A) to acquire, hold or operate the business of the Company taken as a whole or (B) to exercise full rights of ownership of the Shares acquired by it, including, but not limited to, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, which, in either case, would effect a material diminution in the value of the Company or the Shares or Purchaser's or Merger Sub's control of the Company;

          (c) the Agreement has been terminated in accordance with its terms, or Purchaser or Merger Sub has reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer;

          (d) any Person or Group, other than Purchaser, Merger Sub or any of their affiliates has (i) become the beneficial owner of fifty percent or more of the outstanding Shares or (ii) entered into a definitive agreement or an agreement in principle with the Company with respect to an Acquisition Proposal; or

          (e) the Company's Board has publicly (including by amendment of its Schedule 14D-9) withdrawn or adversely modified its recommendation of acceptance of the Offer or has resolved to do so or publicly stated its intention to do so.

          Except as expressly set forth in the Agreement, the foregoing conditions are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances giving rise to any such condition and, subject to the terms of the Agreement, may be waived by Purchaser or Merger Sub, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser or Merger Sub.